Exhibit 6.4

MD TECHNOLOGIES INC.

NONQUALIFIED STOCK OPTION PLAN

EFFECTIVE AUGUST 6, 2003

SECTION 1

PURPOSE

The purpose of this Plan, the MD Technologies Inc. Nonqualified Stock Option Plan Effective August 6, 2003, is to provide a means whereby MD Technologies Inc., a Delaware corporation (the “Corporation”), may attract able persons to remain in or to enter the employ of the Corporation or a Subsidiary, and to provide a means whereby those employees, upon whom the responsibilities of the successful administration, management, planning, and/or organization of the Corporation or Subsidiary may rest, and whose present and potential contributions to the welfare of the Corporation or Subsidiary are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the long-term welfare of the Corporation or its Subsidiaries. A further purpose of the Plan is to provide employees and individuals or entities with additional incentive and reward opportunities designed to enhance the profitable growth of the Corporation and its Subsidiaries over the long term.

SECTION 2

DEFINITIONS

The following definitions shall be applicable during the term of the Plan unless specifically modified by any paragraph:

(a)	Award means, individually or collectively, any Option granted pursuant to the Plan.

(b)	Board means the board of directors of the Corporation.

(c)	Code means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

(d)	Common Stock means the Corporation’s Common Stock, par value $0.0001 per share.

(e)	Corporation means MD Technologies Inc.

(f)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(g)	Fair Market Value means the closing sale price per share on the date in question, or if no reported sale on such date, on the last preceding date on which any reported sale occurred of the Common Stock on any national stock exchange or, if the Common Stock is not traded publicly, the fair market value per share as determined in good faith by the Board.

(h)	Holder means an employee, officer, director or individual who has been granted an Award; may sometimes also be referred to as Optionee.

(i)	Nonqualified Stock Option means an Option that is not intended to meet the requirements of Section 422(b) of the Code.

(j)	Option means an Award granted under Section 7 of the Plan; such Award shall be in the form of a Nonqualified Stock Option to purchase Common Stock.

(k)	Option Agreement means a written agreement between the Corporation and Holder with respect to an Option.

(l)	Optionee means an employee, officer, director or individual who has been granted an Option; may sometimes also be referred to as Holder.

(m)	Plan means the MD Technologies Inc. Nonqualified Stock Option Plan Effective August 6, 2003.

(n)	Shareholders Agreement means any agreement among the shareholders of the Corporation, as may be in effect from time to time.

(o)	Subsidiary means a company (whether a corporation, partnership, joint venture or other form of entity) in which the Corporation, or a corporation in which the Corporation owns a majority of the shares of capital stock, directly or indirectly, owns an equity interest of fifty percent (50%) or more.

SECTION 3

EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall be effective as of August 6, 2003, the date of its adoption by the Board. The Plan shall be terminated and no further Awards may be granted under the Plan after ten (10) years from its effective date. Subject to the provisions of Section 9, the Plan shall remain in effect until all Options granted under the Plan have been exercised or have expired by reason of lapse of time.

SECTION 4

ADMINISTRATION

(a)	Administration of Plan by Board. The Plan shall be administered by the Board. Members of the Board shall abstain from participating in and deciding matters which directly affect their individual ownership interests under the Plan.

(b)	Eligibility Determination Powers. The Board shall have sole authority, in its discretion, to determine which employees eligible for participation in accordance with Section 6 shall receive an Award, the time or times when such Award shall be made, and the number of shares of Common Stock which may be issued under each Option. In making such determinations, the Board may take into account the nature of the services rendered by these employees, their present and potential contribution to the success of the Corporation, and such other factors as the Board in its discretion shall deem relevant.

(c)	Additional Powers. The Board shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Board is authorized in its sole discretion, exercised in a nondiscriminatory manner, to construe and interpret the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, and to make all other determinations necessary or advisable for administering the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determination of the Board on these Plan related matters shall be conclusive.

(d)	Liability; Indemnification. No member of the Board nor any person to whom authority has been delegated, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Board (or delegatee of the Board) shall be fully indemnified and protected by the Corporation with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law.

SECTION 5

GRANT OF OPTIONS AND STOCK SUBJECT TO THE PLAN

(a)	Award Limits. The maximum aggregate number of shares of Common Stock that shall be available for grant of Awards under the Plan, and thus that may be issued pursuant to this Plan upon Option exercise, shall not exceed a total of one million (1,000,000) shares. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan.

To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Section 8 of the Plan with respect to shares of Common Stock subject to Options then outstanding.

Separate stock certificates shall be issued by the Corporation for those shares acquired pursuant to the exercise of an Option; and, in any event, those shares shall be subject to the terms and provisions of the Shareholders Agreement.

(b)	Stock Offered. The stock to be offered pursuant to an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Corporation.

SECTION 6

ELIGIBILITY

Employees, directors, officers, entities or individuals are eligible to participate in the Plan. The Board shall recommend, from time to time, the individuals and entities who, in the opinion of the Board, can further the Plan purposes and who should therefore become Optionees. Once an individual or entity is recommended for an Award by the Board, the Board shall determine the size of Award to be granted and shall establish in the Option Agreement any terms, conditions, restrictions and/or limitations applicable to the Award, in addition to those set forth in the Plan and in the administrative rules and regulations, if any, established by the Board.

SECTION 7

STOCK OPTIONS

(a)	Stock Option Agreement. The Options granted pursuant to this plan are Nonqualified Stock Options. Each Option shall be evidenced by an Option Agreement between the Corporation and the Optionee which shall contain such terms and conditions as may be approved by the Board and agreed upon by the Holder. The terms and conditions of the respective Option Agreements need not be identical. Each Option Agreement shall specify the effect of termination of employment, total and permanent disability, retirement or death on the exercisability of the Option.

(b)	Vesting. The Option shall vest and be fully exercisable on the six-month anniversary of the date it is granted. The stock received by the Option will be restricted as set forth in the Option Agreement as determined by the Board.

(c)	Option Period. The term of each Option shall be as specified by the Board at the date of grant and shall be stated in the Option Agreement; provided, however, that an Option may not be exercised more than ten years from the date it is granted.

(d)	Limitations on Exercise of Option. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board and as shall be permissible under the terms of the Plan, which shall be specified in the Option Agreement.

(e)	Option Price. The purchase price of Common Stock issued under each Option shall be determined by the Board and shall be stated in the Option Agreement, but such purchase price shall not be less than twenty-five (25%) of the Fair Market Value of Common Stock subject to the Option on the date the Option is granted.

(f)	Exercise of Options. Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to the Corporation, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.

Upon exercise of an Option, the exercise price of the Option shall be payable to the Corporation in full either: (a) in cash or an equivalent acceptable to the Board or (b) in such other form of payment acceptable to the Board.

As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, the Corporation shall deliver to the Holder, in the Holder’s name, a stock certificate or certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option, provided that prior to issuance of any shares of Common Stock purchased under the Options, the Holder shall enter into the Shareholders Agreement with respect to such Common Stock, if the Holder is not already a party to such Shareholders Agreement with respect to such Common Stock.

SECTION 8

CORPORATE STRUCTURE AND CAPITALIZATION CHANGES

In the event of any changes in the structure or capitalization of the Corporation after the date of grant of any Option, including but not limited to any type of corporate merger, consolidation, combination, exchange, reclassification, recapitalization, or reorganization, Awards shall be subject to adjustment by the Board at its discretion, in an equitable manner consistent with the circumstances, as regards the number, price, class and type of shares of Common Stock subject to the Option, and also as regards to the vesting and other terms of the Option.

The existence of the Plan and the Awards made hereunder shall not affect in any way the right or power of the Board or members of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the structure or capitalization of the Corporation or its business, any merger or consolidation of the Corporation, any issue of debt or equity securities having any priority or preference with respect to or affecting the shares of Common Stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale, lease, exchange or other disposition of all or any part of their assets or business or any other corporate act or proceeding.

SECTION 9

AMENDMENT OR TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan or any Option or alter or amend the Plan or any part thereof or any Option from time to time; provided that no change in any Award previously made may be made which would impair the rights of the Holder without the consent of the Holder.

SECTION 10

OTHER

(a)	No Right to an Award. Neither the adoption of the Plan nor any action of the Board shall be deemed to give an employee any right to be granted an Option to purchase Common Stock or to any other rights hereunder except as may be evidenced by an Option Agreement duly executed on behalf of the Corporation, and then only to the extent of and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(b)	No Employment Rights Conferred. Nothing contained in the Plan or in any Award made hereunder shall (i) confer upon any employee any right with respect to continuation of employment with the Corporation or any Subsidiary, or (ii) interfere in any way with the right of the Corporation or any Subsidiary to terminate his or her employment at any time.

(c)	Securities Laws. To the extent applicable:

The Corporation shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the offering of the shares covered by such Award has not been registered (or exempted) under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Corporation or the Board deems applicable and, in the opinion of legal counsel for the Corporation, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares.

Unless the shares of Common Stock issued pursuant to an Award shall have been registered under the Securities Act of 1933, as amended, each certificate representing such shares shall have conspicuously stamped, printed or typed on the face or back thereof the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SHARES ARE FIRST REGISTERED THEREUNDER OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE ACCEPTABLE TO THE CORPORATION, TO THE EFFECT THAT REGISTRATION THEREUNDER IS NOT REQUIRED.

(d)	Fractional Shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.

(e)	Withholding. The Corporation shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations. The Board may permit the Holder of an Award to elect to surrender, or authorize the Corporation to withhold shares of Common Stock (valued at their Fair Market Value on the date of surrender or withholding of such shares), in satisfaction of the Corporation’s withholding obligation. In any event, the Corporation may make loans to an Optionee for the payment of any withholding taxes.

(f)	No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent the Corporation or any Subsidiary from taking any action which is deemed by the Corporation or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Corporation or any Subsidiary as a result of such action.

(g)	Restrictions on Transfer. No Award granted under the Plan may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Further, no such Award shall be subject to execution, attachment or similar process. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Option Agreement shall be null and void and without effect. All Awards granted to a

Holder under the Plan shall be exercisable only by such Holder; except that to the extent otherwise applicable in the event of death, total and permanent disability, or legal incapacity, an Award granted to a Holder may be exercised by the Holder’s executor, administrator, guardian, conservator, successor in the case of an entity, or other legal representative.

(h)	Effect of Death, Disability or Termination of Employment. The Option Agreement or other written instrument evidencing an Award shall specify the effect of the death, disability or termination of employment of the Holder on the Award.

(i)	Rule 16b-3. In the event that the Corporation registers a class of equity securities under Section 12 of the Exchange Act, then from and after such time it is intended that this Plan be administered in accordance with the disinterested administration requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission, or any successor rule thereto. With respect to persons subject to Section 16 of the Exchange Act, if any, transactions under the Plan are intended to comply with the applicable conditions of Rule 16b-3, or any successor rule thereto. Notwithstanding the above, it shall be the responsibility of such persons, not the Corporation or the Board to comply with the requirements of Section 16 of the Exchange Act.

In any event, it is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provisions of the Plan or any such Award would disqualify the Plan or such Award hereunder, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

(j)	Shareholders Agreement. All shares of Common Stock issued pursuant to the Plan shall be subject to the terms and provisions of any Shareholders Agreement and the Optionee shall be required to adopt the Shareholders Agreement as a condition to the issuance of the Common Stock.

(k)	Governing Law. The Plan shall be governed by and construed and enforced in accordance with the internal laws of the state of Louisiana, without regard to the principles of conflicts of laws thereof, and all applicable federal law.

IN WITNESS WHEREOF, this Plan has been executed as the 6th day of August, 2003.

MD TECHNOLOGIES INC.

By:	/s/ William D. Davis

Name:	William D. Davis
Title:	President